UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): February 2, 2015

EVERCORE PARTNERS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32975	20-4748747
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

55 East 52nd Street

New York, New York 10055

(Address of principal executive offices)

(212) 857-3100

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 2, 2015, the Board of Directors (the “Board”) of Evercore Partners Inc. (the “Company”) increased the size of the Board to ten members and appointed William J. Wheeler a director of the Board and member of the Board’s Audit Committee and Nominating and Corporate Governance Committee.

There is no agreement, arrangement or understanding with any person pursuant to which Mr. Wheeler was selected as a director, and Mr. Wheeler is not a not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Mr. Wheeler is the president of the Americas region of MetLife, Inc. As president, he oversees MetLife’s insurance and retirement businesses in the United States and Latin America. Prior to his current role, Mr. Wheeler was executive vice president and chief financial officer at MetLife. Before joining MetLife, Mr. Wheeler was an investment banker at Donaldson, Lufkin & Jenrette. Mr. Wheeler serves on the board of directors for the American Council of Life Insurers (ACLI) and the Council of the Americas (COA).

In connection with his appointment, and pursuant to the Company’s compensation policy for non-management directors, Mr. Wheeler will be granted a one-time award of restricted stock units (“RSUs”) with a value of $50,000, which generally vests on the second anniversary of the date of grant. In the case of such RSU grant, shares will be deliverable upon vesting and will be eligible for net settlement for withholding tax purposes. Mr. Wheeler will also receive the standard non-management director compensation arrangement, consisting of a prorated annual retainer of $70,000 payable, at Mr. Wheeler’s election, all in cash or half in cash and half in the Company’s Class A common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

EVERCORE PARTNERS INC.

By:	/s/ ADAM B. FRANKEL
Name:	Adam B. Frankel
Title:	General Counsel

Dated: February 5, 2015

3